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                                                                      EXHIBIT 11
UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
(In thousands, except per share amounts)


                                                                              Three Months Ended      Six Months Ended
                                                                                 September 30,          September 30,
                                                                                1996       1995        1996       1995
                                                                              -------    -------      -------    -------
Net income  (loss)  (a)                                                         ($688)     ($979)     ($3,686)     ($683)
                                                                              =======    =======      =======    =======
PRIMARY
Weighted average common shares outstanding                                      6,542      6,305        6,542      6,305

Effect of assumed exercise of stock options at prices
which are lower than the average market price of
common shares during the period using the
treasury stock method                                                             100        120           99        117

Warrants outstanding                                                               19         39           19         39
                                                                              -------    -------      -------    -------

Average shares outstanding and common equivalent
shares for primary earnings per share                                           6,661      6,464        6,660      6,461
                                                                              =======    =======      =======    =======

Primary earnings per share (a):
Net Income (loss)                                                              ($0.10)    ($0.15)      ($0.55)    ($0.11)

FULLY DILUTED

Weighted average common shares outstanding                                       *          *             *        6,305

Effect of assumed exercise of stock options at
prices which are lower than the market price of
common shares at the end of the period, when the
ending price is higher than the average market price                             *          *             *          123

Warrants outstanding                                                             *          *             *           39
                                                                              -------    -------      -------    -------

Average shares outstanding and common equivalent
shares, assuming full dilution                                                  6,661      6,464        6,660      6,467
                                                                              =======    =======      =======    =======

Fully diluted earning per share:
Net Income (loss)                                                              ($0.10)    ($0.15)      ($0.55)    ($0.11)
                                                                              =======    =======      =======    =======

(a) These amounts agree with the related amounts in the condensed consolidated statements of income.

*    Not applicable